SCHEDULE 14C
                                 (RULE 14C-101)

     Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

     [X] Preliminary Information Statement

     [ ] Definitive Information Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))


                           PRIDE AUTOMOTIVE GROUP INC.
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which the transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials

[ ] check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

                           PRIDE AUTOMOTIVE GROUP INC.
                                   Pride House
                       Watford Metro Centre, Tolpits Lane
                              Watford Hertfordshire
                                 WD1 8SB England


                        PRELIMINARY INFORMATION STATEMENT
                             PURSUANT TO SECTION 14
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                 AND REGULATION 14C AND SCHEDULE 14C THEREUNDER

                        WE ARE NOT ASKING YOU FOR A PROXY
                  AND YOU ARE NOT REQUESTED TO SEND US A PROXY



                                  INTRODUCTION


     This information statement has been mailed on May 21, 1999 to the stockholders of record on May 7, 1996 of Pride Automotive Group, Inc., a Delaware corporation (the "Corporation") in connection with certain actions to be taken by the Corporation pursuant to the written consent by the majority stockholders of the Corporation, dated April 30, 1999. The action to be taken pursuant to the written consent shall be taken on June __ , 1999. The principal executive offices of the Corporation are located at Pride House, Watford Metro Centre, Tolpits Lane, Watford Hertfordshire, WD1 8SB England. The Corporation's telephone number is (800) 698-6590.


        THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO
             STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER
                        WHICH WILL BE DESCRIBED HEREIN.



Alan Lubinsky
President

          NOTICE OF ACTION TO BE TAKEN PURSUANT THE WRITTEN CONSENT OF
           A MAJORITY STOCKHOLDER IN LIEU OF A SPECIAL MEETING OF THE
                         STOCKHOLDERS ON JUNE ___, 1999

To Our Shareholders:

         NOTICE IS HEREBY GIVEN that the following actions will be taken pursuant the written consent of a majority of stockholders in lieu of a special Meeting of the stockholders a special meeting of shareholders of Pride Automotive Group Inc. (the "Company") on June ___, 1999:

         1. The adoption of a Share Exchange Agreement (the "Agreement"), dated as of March 31, 1999, between Pride and the shareholders of Digital Mafia Entertainment, LLC ("DME"), providing for the acquisition of DME by Pride on the terms and conditions contained in such Agreement, a copy of which is attached as Exhibit A to the accompanying Information Statement;

         2. The adoption of an amendment to the Certificate of Incorporation of Pride to (I) increase the number of authorized shares of common stock of Pride from 10,000,000 to 30,000,000 shares; and (ii) change the name of the Company to Digital Mafia Entertainment, Inc.;

         3. The election of the directors set forth herein to serve as directors of Pride for the ensuing year;

         4. The sale of substantially all of Pride's remaining assets, namely its 16% interest in AC Automotive Group, Inc. and its 100% interest in Pride Management Services, PLC to Pride, Inc., the parent corporation of Pride and the holder of approximately 50.4% of its outstanding capital stock, for nominal consideration; and

         5. The selection of Mitchell & Titus, LLP as the Company's independent accountants for the fiscal year ended November 30, 1999.


         The Board of Directors has fixed the close of business on May 10, 1999 as the record date for determining the shareholders entitled to notice of the foregoing.

                                                                 By order of the
                                                             Board of Directors,


                                                                   Alan Lubinsky
                                                                       Secretary
May ____, 1999

                      OUTSTANDING SHARES AND VOTING RIGHTS

         As of the Record Date, the Company's authorized capitalization consists of 10,000,000 shares of Common Stock, par value $.001 per share and 2,000,000 shares of Preferred Stock, par value $.01 per share, which may be issued in one or more series at the discretion of the board of directors. As of the Record Date, there were 3,135,500 shares of Common Stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

         Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. However, because shareholders holding at least a majority of the Common Stock issued and outstanding as at the Record Date, namely Pride, Inc. and Alan Lubinsky have voted in favor of the following proposals by Resolution dated April 30, 1999; and having sufficient voting power to approve such Proposals through their ownership of the Company's Common Stock, no other shareholder consents will be solicited in connection with this Information Statement.

         Pursuant to Rule 14c-2 under the Exchange Act, the proposals will not be adopted until a date at least twenty (20) days after the date on which this Information Statement has been mailed to the Shareholders. As this Information Statement is being sent to the beneficial owners of the Common Stock on May 21, 1999, which is more than twenty (20) days before the date of the Meeting, the Company anticipates that the actions contemplated herein will be effected on or about the close of business on the date of the Meeting.

         The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

         This Information Statement will serve as written notice to stockholders pursuant to Section 228 of the Delaware Business Corporation Law.

                             OWNERSHIP OF SECURITIES

         The following table sets forth, as of the Record Date, the number of shares of Common Stock of the Company owned by (i) each person who is known by the Company to own of record or beneficially five percent (5%) or more of the Company's outstanding shares, (ii) each director of the Company, (iii) each of the executive officers, and (iv) all directors and executive officers of the Company as a group. The shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.


                                                          Number of             Percentage of
Name                                                       Shares                       Share Ownership

Pride, Inc.                                                           1,425,000                         45.4%
c/o Pride House
Watford Metro Centre
Tolpits Lane
Watford Hertfordshire
WD1 8SB England

Alan Lubinsky (1)                                                     1,613,000                         51.4%
c/o Pride House
Watford Metro Centre
Tolpits Lane
Watford Hertfordshire
WD1 8SB England

Ivan Averbuch                                                         -                         *
c/o Pride House
Watford Metro Centre
Tolpits Lane
Watford Hertfordshire
WD1 8SB England

Allan Edgar                                                           -                         *
c/o Pride House
Watford Metro Centre
Tolpits Lane
Watford Hertfordshire
WD1 8SB England

Ian Satill                                                            -                         *
c/o Pride House
Watford Metro Centre
Tolpits Lane
Watford Hertfordshire
WD1 8SB England

All officers and
Directors as a group
 (4 persons) (1)(2)(3)                                               1,613,000                 51.4%



     (1) New World Finance, Limited, which is wholly owned by a trust of which family members of Mr. Lubinsky are the beneficiaries, owns approximately 50.4% of the outstanding shares of Pride, Inc. and may be considered the beneficial owner of the shares of the Company owned by Pride, Inc. The trustee is Elfin Trust Company Limited, located on the Island of Guernsey, Channel Islands. Although Mr. Lubinsky disclaims beneficial ownership of the shares owned by New World Finance, Limited, it may be expected that such entity will vote its respective shares in favor of proposals espoused by Mr. Lubinsky. Mr. Lubinsky also owns 188,000 shares of the Company's common stock individually, which he received in lieu of compensation owed to him in the amount of $94,000.

     (2) Excludes shares issuable upon the exercise of options granted to Mr. Lubinsky (i) pursuant to the terms of his employment agreement.

     (3) Excludes the effects on total outstanding shares which would result from exercise of stock purchase options.


                                APPROVAL REQUIRED

     The approval of a majority of the outstanding stock entitled to vote is necessary to approve the following proposals. However, as discussed above, the Company's Board of Directors has obtained the necessary approval for these proposals from stockholders with voting authority for stock constituting in excess of 50% of the total outstanding shares of the Company's Common Stock entitled to vote. As such, the Board of Directors does not intend to solicit any proxies or consents from any other stockholders in connection with these actions.

                       BACKGROUND AND RECENT DEVELOPMENTS

         Pride Automotive Group, Inc., a Delaware corporation (the "Company") was formed by Pride, Inc. ("PRYD"), in March 1995 for the purpose of acquiring all of the outstanding shares of common stock of Pride Management Services, Plc., an English corporation ("PMS"), in a transaction which was accounted for as a reorganization (the "Reorganization"). Prior to the Reorganization, PMS was a wholly owned subsidiary of PRYD. These companies jointly engaged in the business of leasing new automobiles to businesses, servicing such automobiles during the lease term and remarketing the automobiles upon the expiration of the lease term, which arrangement is described as a "contract hire."

         In November 1998, PMS and its subsidiaries entered into an agreement with Newcourt Automotive Services, Ltd. ("Newcourt) to sell it substantially all of their leasing portfolios for the sum of approximately $14,943,000. The portfolio sold had been carried on the books of the Company at a value of approximately (pound)18,098,000 ($29,499,740). PMS currently maintains leases on approximately 100 vehicles, although it intends to discontinue its leasing operations by the end of calendar year 1999. The sale of such assets was deemed necessary by PMS due to pressure from its lenders. The sale of the leasing portfolios and operating losses has reduced the Company net tangible assets to a level below the minimum required by Nasdaq to maintain its NASDAQ SmallCap listing. The Company's securities have been delisted by Nasdaq and the Boston Stock Exchange (the "BSE") and are expected to trade on the OTC Bulletin Board in the near future. The Company cannot predict whether its securities will trade on the BSE. As at the Record Date, the Company's securities were still the subject of a Nasdaq imposed trading halt, which was imposed on February 19, 1999.

         PMS is winding down its operations and has a negative net worth. The Company has proposed selling PMS to its parent company, PRYD, for nominal consideration (ie, $1.00) The Company is of the opinion that PMS is of no commercial value and is agreeing to dispose of same to PRYD to allow PRYD to sell off the remaining assets and attempt to minimize any additional losses to lenders of PMS. Management of the Company is of the belief that disposing of PMS will increase the Company's net tangible assets.

         In light of the foregoing, Management had been searching for a business opportunity for the Company. The opportunity to acquire Digital Mafia
Enterprises, LLC ("Digital") was presented to the Company by Mason Hill. Mason Hill has agreed to act as the Company's investment bankers in connection with such acquisition opportunity and will be compensated therefor. On February 19, 1999, the Company entered into a letter of intent to acquire 100% of the capital stock of Digital in exchange for 7,400,000 shares of the Company's common stock. Since the execution of the Letter of Intent, the Company and Digital renegotiated the terms of same in light of the Nasdaq notification of delisting. In essence, all share issuance to noteholders and creditors were doubled as were the shares intended to be issued to Digital shareholders and Mason Hill. In addition, whereas the Company originally agreed to grant an option to PRYD to allow PRYD to acquire the Automotive shares owned by the Company for the sum of $4,048,460, which is the value that such shares are carried on the Company's books, together with a proxy to vote same for a period of ten years, the Company has now agreed to sell such shares to PRYD for the sum of $1.00.

         The Company's assets currently consist of its ownership interest of PMS and its ownership of approximately 16% of the capital stock of AC Automotive Group, Inc. ("Automotive"). The Agreement provides that PRYD will acquire the Automotive stock and PMS for the sum of $1.00 each on the closing of the Acquisition.

         The Agreement further requires that noteholders of not more that $400,000 of debt must convert their notes to equity pursuant to an offering which was effected by the Company. As at the date hereof, holders of $1,235,000 of debt had agreed to convert their debt to common stock of the Company at the rate of $.95 principal amount of debt for 2 shares of common stock (i.e. $.475 per share). Holders of the remaining $380,000 of debt have until May 12, 1999 to convert their debt to common shares. The conversion does not become effective until the closing of the acquisition.

         The Company is also currently effecting a private offering of up to 1,500,000 shares at $1.00 per share. The offering is being effected on a $100,000 minimum/$1,500,000 maximum basis. The proceeds of the offering are being loaned to Digital for its working capital purposes. The Company closed on $125,000 of subscriptions as at the date hereof. Mason Hill is acting as placement agent for such offering and is receiving a fee therefor.

         In addition, approximately 728,000 shares of common stock are being issued by the Company in lieu of debt and costs of $364,000 and 740,000 shares of common stock being issued to Mason Hill for its investment banking services in connection with the Digital Transaction. 188,000 of the 728,000 shares issuable in exchange for debt were issued on April 30, 1999 to Alan Lubinsky, the president of the Company, in lieu of past due compensation of $94,000. Mr. Lubinsky voted all of such shares in favor of adoption of the matters set forth herein. The remaining 540,000 shares issuable in exchange for debt will be issued on May 11, 1999.

         Although the Company had filed a Registration Statement for the offer and sale of additional securities to raise capital and pay down loans to Note
Holders and creditors, the Company did not believe that such Offering would be completed because of the limited operations of the Company and its current financial condition. Accordingly, the Company withdrew its Registration Statement in April 1999.


     THE ADOPTION OF A SHARE EXCHANGE AGREEMENT (THE  "AGREEMENT"),  DATED AS OF
MARCH  31,  1999,   BETWEEN  PRIDE  AND  THE   SHAREHOLDERS   OF  DIGITAL  MAFIA
ENTERTAINMENT, LLC

         On February 19, 1999, the Company entered into a letter of intent to acquire 100% of the capital stock of Digital in exchange for 7,400,000 shares of the Company's common stock. On March 31, 1999 the Company executed a definitive Share Exchange Agreement with Digital on revised terms, pursuant to which it has agreed to issue 14,800,000 shares of its common stock to the shareholders of Digital in exchange for 100% of the capital stock of Digital. The increase in the number of shares being issued to Digital shareholders is a result of the Nasdaq notification that it was delisting Pride securities. In addition, all share issuances to noteholders and creditors were doubled from the amounts originally agreed upon. Furthermore, whereas the Company had an option to acquire the Automotive shares owned by the Company for the sum of $4,048,460 and a proxy to vote same for a period of ten years, the Company is now selling such shares to Pride for the sum of $1.00.

         The Company does not believe that Delaware law requires shareholder approval of the foregoing transaction, although same was approved by a majority of Pride shareholders pursuant to the terms of the Agreement. Upon completion of the Digital Acquisition, Digital will become a wholly-owned subsidiary of the Company.

         The Company's assets currently consist of its ownership interest of PMS and its ownership of approximately 16% of the capital stock of AC Automotive Group, Inc. ("Automotive"). The Agreement provides that PRYD will acquire the Automotive stock and PMS for the sum of $1.00 each on the closing of the Acquisition.

         The Agreement further requires that noteholders of not more that $400,000 of debt must convert their notes to equity pursuant to an offering which was effected by the Company. As at the date hereof, holders of $1,235,000 of debt had agreed to convert their debt to common stock of the Company at the rate of $.95 principal amount of debt for 2 shares of common stock (i.e. $.475 per share). Holders of the remaining $380,000 of debt have until May 12, 1999 to convert their debt to common shares. The conversion does not become effective until the closing of the acquisition.

Business - Digital Mafia Enterprises, LLC

General

Digital Mafia Entertainment, LLC ("DME" or "Digital"), was formed as a privately held company in August, 1995. DME specializes in the creation of digital products and services. DME's capabilities include website development, maintenance, turnkey custom electronic sales solutions and billing packages ("E-Tail" sm), on-line advertising, and software development.

         DME is of the opinion that the technology community had ignored the urban minority market (African American and Hispanic) for computer and information related services. In recognition of this trend, DME decided to concentrate its efforts on (I) the development of interactive new media content for African American and Hispanic consumers; and (ii) becoming a provider of personal computers to African American and Hispanic Consumers.

         DME is of the further opinion that few firms have made any effort to develop websites targeted to minorities, and that even fewer understand the cultural demands and interests of the urban market. Examples, such as African American Voices, NetNoir, or Microsoft (through its alliance with the Black Entertainment Television Network) have provided "niche" internet communications services at best. No internet provider has created a "portal strategy" that is a successful point of entry to cyberspace for minority on-line users. More significantly, despite a boom in personal computer ownership, the "Digital Divide" was not being addressed for minority consumers.

         In addition to its own array of internet and software development services, DME is attempting to strategically align itself with key players in the world of advertising, music, entertainment, fashion and other sectors touching upon urban consumer demand. DME is actively involved in negotiations with both hardware providers and internet access companies that recognize the need to reach the untapped urban minority technology market. DME is of the belief that establishment of such a contractual agreement would position DME in a superior vantage point to reach this large concentrated market. DME believes that it has strengthened its own foothold as a conduit to and trusted marketing arm within the urban consumer and business marketplace, due to its aggressive approach to promoting and marketing other companies' products and services on the internet.

         In addition, DME's management team has led to relationships with major Fortune 500 companies such as HBO, Sony, Microsoft and BMG North America. DME has additionally established relationships with companies including LaFace Records, Motown Records, BMG North America, Black Entertainment Television, Action Pay Per View, Microsoft, HBO Homevideo, Def Jam Records, Big City Bagels, LilMan Records, and Queen Latifahs Flavor Unit Records. Moreover, DME has established strategic alliances with important advertising and marketing players to the urban minority market, including The Radio One Network, Vibe Magazine, The Source Magazine, Telemundo Television, Black Entertainment Television, The African American College Alliance and the Interactive Advertising Network ("IAN"), a company successfully marketing to over 3 Million Hispanic and African American consumers through targeted video.

         DME is of the belief that a dramatic change is occurring in the personal computer industry as PC manufacturers realize that declining prices and lower demand require new alliances with related industries. Just as companies like Compaq and Hewlett-Packard have entered into agreements with internet service providers to create revenue sharing opportunities, DME is of the belief that PC manufactures will align with marketers (like DME) to deliver products to a targeted customer segment.

         DME is of the further belief that by partnering with a PC manufacturer, DME will have the ability to develop the entire electronic commerce suite -- including hardware, software, and content -- under the powerful icon of the Urban Branded PC. Although the details and feature functionality of an Urban Branded PC have yet to be developed, one model for consideration may be analogous to the "quick - access features" being used to give internet service providers prominent placement on PC keyboards.

         African Americans and Hispanics lag far behind the national average, with only 19% of minority households owning PCS. Thus, the percentage of on-line use lags even further behind for the minority market. With the buying power of African Americans rising from $308 Billion in 1990 to $533 Billion in 1999, with PC Manufactures like Compaq and Hewlett-Packard facing sinking prices and slower demand, and with minority consumption behavior focused on fashion, music, and entertainment, DME believes that it is well-positioned as a reputable, capable, and recognized minority firm that can deliver an "Urban Branded PC."

         The Selig Center projects that the nation's African American buying power will rise from $308 billion in 1990 to $533 billion in 1999, up by 72.9% in nine years -- a compound annual rate of growth of 6.3 percent. This gain outpaces the gain for the general market ( 56.7%). It is expected that African American buying power will grow more than two-and-one-half times as fast as inflation. In 1999, the national share of total buying power that is African American is expected to be 8.2%, up from 7.4% in 1990.

         DME is of the belief that substantially above-average growth in African American buying power creates tremendous opportunities for businesses that concentrate on such markets. Moreover, the nation's Hispanic buying power is expected to rise from $211 billion in 1990 to an estimated $ 400 billion in 1999 based on a compound annual growth of 7.5%. For the U.S. as a whole, in 1997, the shares of total buying power that is Hispanic will be 6.1%, up from 5.2% in 1990. Despite such rapid growth, Hispanic consumers' share in 1997 will be less than the 8.2% controlled by African American purchasers.

         The Hispanic population is growing more rapidly than the total population, a trend that is projected to continue. This reflects both higher rates of natural increase and strong immigration. This is a relatively young population group, in early stages of career development, which suggests even greater future gains in buying power for this segment.

         The most notable gaps continue in African American and Hispanic markets. While the ownership of PCS has grown significantly for minority groups since 1994, African Americans and Hispanics still lag far behind the national average. White households are more than twice as likely (40.8%) to own a computer than African American (19.3%) or Hispanic (19.4%) of households. This gap holds across income levels even at incomes greater than $75,000. At this income level Whites, are more likely to have a PC (76%) while African Americans are at (64%) penetration at this income level. The same issues apply to On Line Access, where Whites have penetration rates of 22% (1997), contrasted with penetration rates of 7.7% and 8.7% respectively for African American and Hispanics. While there are disparities in the levels of demand reported by the various studies, they are all consistent in reflecting the recurring trend of lower PC and On-line consumption in minority markets.

         The African American middle-class has discretionary income, and the choices they make boost African American household expenditures above average for numerous goods and services. DME is of the belief that companies with strong brands will target these markets in the next century. These consumers are in age groups that are projected to grow the fastest in the next decade, according to the Census Bureau. The Number of African Americans aged 14-17 and 18-24 is projected to increase 16% and 15%, respectively between 1996 and 2000. That is faster than the average of 12% for all non-Hispanic African Americans. The U.S. could have 1.6 million non-Hispanic African Americans age 14 to 17 and 4 million age 18 to 24 by year 2000.

         African American and Hispanic buying power is increasing at a rate faster than the general population. These large Urban minority groups are concentrated in a manageable number of States allowing for marketing economies of scale. Urban minorities are under represented in their use of PCS and On Line Services Entertainment and Music in particular are significant components of minority consumption behavior. DME is of the belief that opportunities exist for capitalizing on the convergence of lower cost PC technology, Minority Consumer Demographics and Minority consumption behavior. DME is of the further belief that significant growth in minority business ownership creates more opportunity for application of E commerce solutions for business to business and business to consumer.

         Digital Mafia Entertainment offers business and consumer solutions. DME provides businesses with Web Site design, development and maintenance. DME believes that it is unique in its execution of Internet advertising campaigns and E-commerce solutions that allow companies to promote their brands, develop an online consumer presence and deliver sales results in urban minority markets ("E - Tail"). Digital Mafia Entertainment currently offers 5 core services: Web Site Solutions, Advertising Solutions, E - Commerce (a.k.a. E-tail), Multi - media CD production, Internet program tracking and analysis.

         Web  Site  Solutions  is  made  up of  the  following  major  elements:
Development and design of Websites according to customer marketing objectives and target customer characteristics. Maintenance and technology consulting. Development of turnkey E-commerce sales solutions. On-Line Advertising for Websites Software Development is robust from a web site development perspective.

         DME is currently working on the development of proprietary capabilities associated with E-Commerce Transaction Processing and Tracking. These capabilities are expected to provide a competitive advantage over competing services. The first service developed by Digital Mafia Entertainment was a website development agreement with Sony Music Corp., which was introduced in 1995 to support marketing of Artists recording under the MJJ Record Label for Kriss Kross, Da Brat and Exscape. DME was chosen as the developer for another Sony Music subsidiary label, SO SO Def Recording Company. DME has also developed sites for LaFace Records and multi - platinum recording artists Toni Braxton, TLC, The Tony Rich Project and OutKast. In addition, DME has entered into an agreement with Def Jam Records to develop an interactive product for the recording artist and television star LL Cool J. This interactive product is a new type of audio CD called the Enhaced CD or CD Plus. This product combines traditional CD tracks with computer based CD ROM data, such as video, lyrics, photographs, text, Quicktime VR and a host of other technologies. This format allows for a single CD to be played on any CD audio player or a multimedia Personal Computer. DME signed a one year development agreement with Time Warner Company - HBO Home Video Inc. calling for the development of a website; DME is entitled to share 20% of all ad sales generated on the site.

         This arrangement establishes a precedent for DME in the arena of generating ancillary revenues from the internet via its clients. The success of the HBO relationship has led DME to develop electronic catalogues for an HBO home video E-Tail store. DME's successful development agreement with Motown recordings has led to a renewal of the development agreement through the year 2000.

         DME provides high quality products that enhance the sales, productivity and competitiveness of its clients. Services range from development of cutting edge Web Sites to the development of the latest in business networking solutions. DME creative professionals capture the strategic goals of clients and translate them into feasible and market relevant strategies. Digital Mafia Entertainment believes that it is one of the most recognized minority Web Development firms in Silicon Alley. The combination of its core competencies in new media technology, advertising, and linkages with compelling and relevant urban content benefit firms targeting urban minority markets. DME is also unique in its creative application of advertising and promotional campaigns along with Web Sites. These combined capabilities provide customers with integrated marketing campaigns that effectively reach urban markets. From the clients perspective this results in: lower marketing & distribution costs, increased efficiency of marketing expenditures as a result of improved targeting and increased sales due to better targeting and reach in urban markets.

         Major benefits of the combination of all Digital Mafia Entertainment services are relevance in the target markets -- precise targeting because of site appeal to target markets --delivering impressions and transactions yielding measured sales results for clients. New Service & Product Development The Web Site development business is in its growth phase. Urban PC, Internet Portal and E- Commerce projects are in the conceptual design and feasibility stages. DME believes that infusion of capital will enable DME to expand staff and associated capacity to take on more web development business. Currently the Website Solutions component of the business is operating near capacity because of limited personnel. DME has been careful to throttle demand for its services to ensure continued delivery of quality service to its existing client base. It is the opinion of DME management that additional staffing is required to expand capacity to achieve economies of scale and exploit increasing sales opportunities.

         New Services and Businesses under development are natural extensions of the DME core. These include the development of an Urban Branded PC to facilitate (i.e. Creating Market Push) expansion of Advertising and E-Commerce opportunities in Urban Markets. This is to be combined with development of a branded urban portal ("Creating Market Pull") with compelling and minority relevant content and retail offerings.

         Digital Mafia Entertainment plans to continually develop new services and enhance existing services. These new services are in the requirement stage of development with some early prototypes having been developed. Commercialization of these new services is targeted for 2nd and 3rd quarter 1999.

         The DME approach to Urban Content development has allowed DME to position itself as a recognized minority Web Development firm in Silicon Alley. DME offers its clients the opportunity to produce marketing and commerce solutions that exploit the emerging capabilities of the internet and navigate the complexities and nuances associated with profitable execution of marketing campaigns in the urban market and more specifically programs that reach today's Generation X / Hip - Hop culture. As a Web development firm, DME provides a full array of Web development, electronic commerce, interactive marketing and promotional services for small, mid size and large corporations that are currently doing business in Urban America or are trying to reach this lucrative, ever changing and elusive market.

         In order to properly address the target markets, deliver new digital technologies, and develop brand awareness, DME must build its management team rapidly. Most of DME's management team is already in place. Collectively, their backgrounds account for 20 years of experience. Currently, there is a significant need for a Director of E-Commerce Strategy; this position is intended to be filled by the 2nd Quarter 1999. In addition, DME is planning to hire approximately 10 employees to perform various functions associated with website development, design, content preparation, operations and marketing. The job titles may include Project Manager, Programmer, Designer, Content Writer, and Research Director.

Properties

         Digital Mafia maintains its principal offices at 519 Palisades Avenue, Englewood Cliffs, New Jersey 07632.

Litigation

         Digital Mafia has advised the Company that it is not a party to any litigation.

          AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY

Background

         On  March  31,  1999,  the  Company's  Board of  Directors  unanimously authorized, an amendment to the Company's Certificate of Incorporation (i) increasing the number of authorized shares from 10 million to 30 million shares of Common Stock; and (ii) changing the name of the Company to "Digital Mafia Entertainment, Inc." The amendment was approved by a majority of the shareholders of the Company on April 30, 1999.

         Each of these proposed amendments is discussed in greater detail below. Additionally, a proposed form of Certificate of Amendment of the Certificate of Incorporation of the Company is included as Exhibit B to this Information Statement. A Certificate in substantially the form of Exhibit B will be filed with the Delaware Secretary of State promptly after completion of the Acquisition of Digital.

         The Board of Directors has determined that the adoption of the proposed amendments will be in the best interests of the Company.

Reasons for the Authorized Actions

(i) The Company's Board of Directors believes that it is in the best interests of the Company to increase the number of authorized shares of Common Stock from 10 million to 30 million shares of Common Stock in order to effect the Acquisition of Digital Mafia Enterprises. As of the date of the Record Date, the Company had 3,135,500 shares issued and outstanding. The Company additionally has reserved for issuance 2,300,000 shares of common stock issuable upon exercise of outstanding Warrants and shares of common stock issuable upon exercise of employee stock options. Taking into account the shares being issued to Digital Shareholders, noteholders and creditors, the Company would have inadequate authorized capital to effect such transactions.

         Following the adoption of the stock amendment and upon completion of the Digital Acquisition, there will be at least 21,815,500 shares of common stock issued and outstanding (assuming no further conversion of notes and no further sales of common stock under the private placement) and possibly as many as 23,990,500 shares of common stock issued and outstanding (assuming full conversion of notes and the sale of all 1,500,000 shares of common stock under the private placement). The balance of the authorized but unissued shares of common stock will be issuable at any time and from time to time by action of the Board of Directors without further authorization from the Company's shareholders, except as otherwise required by applicable law or rules and regulations to which the Company may be subject, to such persons and for such consideration (but not less than the par value thereof) as the Board of Directors determines. Holders of Common Stock of the Company have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

         Issuance of additional Common Stock, directly or upon exercise of warrants or options if issued, has potentially dilutive effects on each of the shareholders to the extent that any of the authorized but unissued shares are subsequently issued. The issuance of such shares of Common Stock (or even the potential issuance) may have a depressive effect on the market price of the Company's securities. Moreover, an increase in the number of authorized shares would have a dilutive effect on the voting power of the outstanding Common Stock of the Company. Finally, the issuance of any of the additional shares of Common Stock, or options to purchase shares at prices below the current market price would also have a dilutive effect on stockholder's equity in the Company.

(ii) The Company's Board of Directors believes that it is in the best interests of the Company to change the name of the Company to "Digital Mafia Enterprises, Inc." to reflect the new business direction of the Company. The Company has decided to redirect its business from the leasing of automobiles to the business of web design and related services. See "Business of Digital." To this end, the Company sold substantially all of its leasing assets in November 1998 and is proposing to sell its remaining leasing business (PMS) to PRYD and its ownership in AC Automotive to PRYD. The Company believes that its name will be an integral part of its present and future development, in terms of public recognition of its corporate strategy and product development.

Required Vote

         The adoption of the above described amendments to the Certificate of Amendment of the Certificate of Incorporation requires the affirmative vote of not less than a majority of the votes entitled to be cast by all shares of Common Stock issued and outstanding on the Record Date. As discusses above, the Company's majority shareholder has approved the foregoing amendment.

No Right of Appraisal

         Under Delaware Business Corporation Law, the state in which the Company is incorporated, the increase in the number of authorized shares does not require the Company to provide dissenting shareholders with a right of appraisal and the Company will not provide shareholders with such right.


                        DIRECTORS AND EXECUTIVE OFFICERS

         The following persons have been elected as directors by the majority shareholder pursuant to its written consent, with such elections to become effective upon the closing of the Digital Acquisition. Furthermore, the following persons will be elected as officers effective upon the closing of the Digital Acquisition:


Name                                Age                       Position with the Company

Darien Dash                         27                        President, Chief Executive Officer, Secretary
                                                              and Chairman of the Board of Directors

Malcolm D. Pryor                    60                        Director

Sandi Thomas                        38                        Director

Peter A. Levy                       38                        Director


     Darien Dash is the founder of Digital Mafia, LLC. Mr. Dash has more than seven (7) years experience in the recording and technologies industry. Prior to founding Digital Mafia LLC, Mr. Dash was the Eastern Region Marketing and Sales Director of Digital Music Express (DMX), a division of International Cablecasting Technologies (ICT), the publicly held company whose majority shares are owned and controlled by cable giant TCI. Prior to working at DMX, Mr. Dash worked as a marketing consultant for a number of Fortune 500 companies, designing new media marketing and promotion plans for their existing content.

     Mr. Dash received a B.A. in Political Science and Leadership from the University of Southern California. Mr. Dash was Black Student Union President and an active member of his fraternity Alpha Phi Alpha, Inc.

     Malcolmn D. Pryor is chairman and founding partner of Pryor, McClendon, Counts & Co., Inc. (PMC), an investment banking firm established in 1981, and the recently formed Pryor & Co., LLC. The firm is headquartered in Philadelphia, PA with branch offices in six cities and affiliates in two African countries.

     Malcolmn Pryor grew up in Spotsylvania, Virginia where he attended elementary and secondary schools. He graduated from Howard University with a BA in Marketing and Economics in 1968. After graduation, Mr. Pryor was employed as a Labor Relations Assistant in the steel industry. He left this position to attend the Wharton School of the University of Pennsylvania where he earned a Masters of Business Administration degree in Finance in 1972.

     Prior to establishing Pryor, Govan, Counts & Co., Mr. Pryor was an institutional sales representative for Goldman, Sachs & Company. Based in Philadelphia from 1972 to 1979, Mr. Pryor was responsible for establishing and expanding the government and money market securities business. He subsequently became a member of the Philadelphia Stock Exchange in 1981 where he traded options on equity securities until 1983. His firm (PMC) has consistently been ranked among the top minority-owned banking firms in the country. PMC has worked with many large corporation and emerging companies in the private placement and public offering of equity and debt securities.

     Mr. Pryor is a member of Board of Directors for The Pep Boys (Manny, Moe, &
Jack), CAL Merchant Bank and the Securities Discount Company in Accra, Ghana, Philadelphia Orchestra, Trustee Board of Lincoln University, Fox Chase Cancer Center, Philadelphia Chamber of Commerce, National Association of Securities Professionals, Corporate Council on Africa, Philadelphia Urban League, and Afro-American Chamber of Commerce. He is active in many professional and civic organizations and is the recipient of several awards in recognition of his achievement and leadership.

     Mr. Pryor is married to the former Jacqueline Mais and has five children. He is an avid sports enthusiast, loves to read and coaches little league sports.

     Sandi Thomas is the Chief Operating Officer of MSBET. Sandi Thomas' current responsibilities include managing the production, marketing, editorial and advertising sales of MSBET's web site. MSBET is a jointly owned subsidiary of Microsoft Corporation and BET (Black Entertainment Television) Holdings Inc. Ms. Thomas assumed responsibility for MSBET after working as business development manager focusing the on acquisition and development of online-programmming from entertainment media companies. She has worked extensively with movie/television studios, independent production companies, cable and broadcast networks. The relationships spanned the range of co-operative marketing plans, licensing agreements and establishing joint ventures, as is the case with BET. Previously, Ms. Thomas was group product manager for Microsoft Works, where she was responsible for product planning and marketing of the integrated product for causal computer users on the Windows, MS-DOS and Macintosh platforms.

     Prior to joining Microsoft, Ms. Thomas worked at Apple Computer Inc., where she was the manager of Channel Marketing and Operations with world-wide responsibilities for systems software marketing.

     Prior to working at Apple, Ms. Thomas held several positions at Lotus Development Corporation in Cambridge, MA including the management of Inside Sales, Professional Development. Sandi Thomas also spent 3 years in the Far East. Although based in Hong Kong and Singapore, she was tasked with driving channel marketing and communications for Korea, Taiwan, Hong Kong, the Philippines, Singapore, Malaysia, Thailand and Indonesia. Ms. Thomas returned to the US in 1990 as director of marketing, Strategic Relationships. Sandi Thomas began her career at IBM, holding a variety of sales and marketing management positions in San Francisco and Dallas.

     Sandi Thomas earned dual BA degrees from Stanford University in Political Science and African/African-American studies. She is a single, 3rd generation Californian and currently resides in Redmond, Washington and commutes to Washington DC where MSBET is headquartered.

     Peter A. Levy is an accomplished attorney, strategist, and business executive. As Vice President and Chief Technology Counsel at Citibank, and as Senior Attorney for AT&T's Business Multimedia and Electronic Commerce Group, Peter Levy structured, negotiated and developed many deals affecting electronic commerce. Mr. Levy was the legal architect for many of the Internet's landmark agreements, including Disney Com, Microsoft's FrontPage, McGraw Hill's Networked Publishing and the Hewlett Packard-AT&T Electronic Commerce Alliance.

     As Director of AT&T's Advanced Consumer Enterprises, Peter A Levy received the acclaimed Spirit of Communication Award. His efforts in converging Strategic Planning and New Business Development led to break-through innovations in consumer telephony and communications.

     Peter Levy served as legal counsel to the AT&T T Universal Card, launching a Credit Card that altered the marketplace and became the fastest growing credit card in U.S. history. Mr. Levy concentrates his practice on partnering and strategic alliances, advertising law, privacy, software licensing, non-profit fund development, co-marketing, distribution techniques, and communications.

     Mr. Levy's client list includes AT&T, Hewlett Packard, Easter Seals, Century 21 Construction, Digital Mafia Entertainment, Internet Tradeline, Worldwide Entertainment and Sports, Jannsen/Meyers Investment Bankers, Sobel and Company, Sergeant Marketing, Jayton Publishing, and Special Olympics.

     An honors graduate from Harvard University and a member of Phi Beta Kappa, Peter Levy was the recipient of the John Harvard Scholarship For Academic Achievement of the Highest Distinction. He graduated with honors from the Cornell School of Law, and has an Executive MBA from the American Graduate School of International Management.

     The directors of the Company are elected annually by the stockholders and hold office until the next annual meeting of stockholders, or until their successors are elected and qualified. The executive officers are elected annually by the board of directors, serve at the discretion of the board of directors and hold office until their successors are elected and qualified. Vacancies on the board of directors may be filled by the remaining directors.

     As permitted under Delaware Corporation Law, the Company's Certificate of Incorporation eliminates the personal liability of the directors to the Company or any of its stockholders for damages for breaches of their fiduciary duty as directors. As a result of the inclusion of such provision, stockholders may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of stockholder litigation.

                    SALE OF PMS AND AUTOMOTIVE STOCK TO PRYD

     As discussed above, the Company's Board of Directors and majority shareholder have approved the sale of the Company's 16% interest in Automotive to Pride for $1.00, notwithstanding the fact that such shares had a value on the books of the Company of $4,048,460. The Company is selling such shares to Pride as a result of negotiations with Digital and because Nasdaq has questioned the value of such holdings.

     The Company had originally agreed to grant an option to PRYD to allow PRYD to acquire the Automotive shares owned by the Company for the sum of $4,048,460, which is the value that such shares are carried on the Company's books. The Company had additionally agreed to grant PRYD a proxy to vote same for a period of ten years. However, when the Digital transaction was renegotiated, the Company agreed to renegotiate the Automotive transaction, with the result that the Company has now agreed to sell PRYD the Automotive stock for the sum of $1.00.

     In addition, the Company is selling PMS to PRYD for the sum of $1.00 on the closing of the Digital Acquisition. PMS is winding down its operations and has a negative net worth. The Company has proposed selling PMS to its parent company, PRYD for nominal consideration (ie, $1.00) because it is of the opinion that PMS is of no commercial value. Moreover, the Company has agreed to dispose of same to PRYD to allow PRYD to sell off the remaining assets and attempt to minimize any additional losses to lenders of PMS. Management of the Company is of the belief that disposing of PMS will increase the Company's net tangible assets.

Required Vote

     The sale of the PMS and Automotive stock to PRYD would result in the sale of substantially all of the remaining assets of the Company. Pursuant to Section 271 of the Delaware General Corporation Law, the sale of such assets has been approved by the Board of Directors and by PRYD, the majority shareholder of the Company. The Company has not received an appraisal or fairness opinion with respect to the sale of such assets.

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Company's majority shareholder and Board of Directors have ratified the selection of Mitchell & Titus, LLP, as the Company's independent accountants for the fiscal year ended November 30, 1999. Mitchell & Titus, LLP has previously been retained by Digital and is being retained by the Company for fiscal 1999 because of such relationship and the fact that the Company will be effecting its operations through Digital during fiscal 1999.


                             ADDITIONAL INFORMATION

     The Company's annual report on Form 10-KSB for the fiscal year ended November 30, 1998 is hereby incorporated by reference. The Company will furnish a copy of the Form 10- KSB or any exhibit thereto upon request by a shareholder to Alan Lubinsky, Pride Automotive Group Inc., Pride House, Watford Metro Centre, Tolpits Lane, Watford Hertfordshire, WD1 8SB England.

                                             By Order of the Board of Directors,


                                                    PRIDE AUTOMOTIVE GROUP, INC.



                                                        Alan Lubinsky, Secretary


New York, New York
               , 1999

                                    AGREEMENT

                     CONCERNING THE EXCHANGE OF COMMON STOCK

                                      AMONG

                          PRIDE AUTOMOTIVE GROUP, INC.

                         DIGITAL MAFIA ENTERPRISES, LLC

                                       and

               THE SHAREHOLDERS OF DIGITAL MAFIA ENTERPRISES, LLC

                                TABLE OF CONTENTS

                                                                                                           Page No.

ARTICLE 1 - EXCHANGE OF SECURITIES                              1

         1.1  - Issuance of Shares                               1
         1.2  - Exemption from Registration                      1

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF DME               2

         2.1  - Organization                                     2
         2.2  - Capital                                          2
         2.3  - Subsidiaries                                     2
         2.4  - Directors and Officers                           2
         2.5  - Financial Statements                             2
         2.6  - Investigation of Financial Condition             3
         2.7  - Compliance with Laws                             3
         2.8  - Litigation                                       3
         2.9  - Authority                                        3
         2.10 - Ability to Carry Out Obligations                 4
         2.11 - Full Disclosure                                  4
         2.12 - Material Contracts                               4
         2.13 - Indemnification                                  4
         2.14 - Transactions with Officers and Directors         4
         2.15 - Background of Officers and Directors             5
         2.16 - Employee Benefits                                6

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF PRIDE AUTOMOTIVE
GROUP                                                           6

         3.1  - Organization                                     6
         3.2  - Capital                                          6
         3.3  - Subsidiaries                                     6
         3.4  - Directors and Officers                           6
         3.5  - Financial Statements                             6
         3.6  - Absence of Changes                               7
         3.7  - Absence of Undisclosed Liabilities               7
         3.8  - Tax Returns                                      7
         3.9  - Investigation of Financial Condition             7
         3.10 - Trade Names and Rights                           7
         3.11 - Compliance with Laws                             7
         3.12 - Litigation                                       8


         3.13 - Authority                                        8
         3.14 - Ability to Carry Out Obligations                 8
         3.15 - Validity of Pride Automotive Group Shares        8
         3.16 - Full Disclosure                                  8
         3.17 - Assets                                           9
         3.18 - Material Contracts                               9

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS      9

         4.1  - Share Ownership                                  9
         4.2  - Investment Intent                                9
         4.3  - Indemnification                                 10
         4.4  - Legend                                          10

ARTICLE 5 - COVENANTS                                           11

         5.1  - Investigative Rights                            11
         5.2  - Conduct of Business                             11

ARTICLE 6 - CONDITIONS PRECEDENT TO PRIDE AUTOMOTIVE GROUP'S
PERFORMANCE                                                    11

         6.1  - Conditions                                      11
         6.2  - Accuracy of Representations                     11
         6.3  - Performance                                     12
         6.4  - Absence of Litigation                           12
         6.5  - Acceptance by DME Shareholders                  12
         6.6  - Officer's Certificate                           12
         6.7  - Opinion of Counsel to DME                       12

ARTICLE 7 - CONDITIONS PRECEDENT TO DME'S PERFORMANCE           13

         7.1  - Conditions                                      13
         7.2  - Accuracy of Representations                     13
         7.3  - Performance                                     14
         7.4  - Absence of Litigation                           14
         7.5  - Current Status                                  14
         7.6  - Directors of Pride Automotive Group             14
         7.7  - Officers of Pride Automotive Group              14
         7.8  - Cash Assets                                     14
         7.9  - Officer's Certificate                           14
         7.10 - Opinion of Counsel                              14



ARTICLE 8 - CLOSING                                            16

         8.1  - Closing                                        16

ARTICLE 9 - MISCELLANEOUS                                      17

         9.1  - Captions and Headings                          17
         9.2  - No Oral Change                                 17
         9.3  - Non-Waiver                                     17
         9.4  - Entire Agreement                               17
         9.5  - Choice of Law                                  17
         9.6  - Counterparts                                   17
         9.7  - Notices                                        17
         9.8  - Brokers                                        18
         9.9  - Binding Effect                                 18
         9.10 - Mutual Cooperation                             18
         9.11 - Announcements                                  19
         9.12 - Expenses                                       19
         9.13 - Survival of Representations
                     and Warranties                            19
         9.14 - Exhibits                                       19

Signatures                                                     19

EXHIBITS

         Allocation of DME Shares                   Exhibit 1.1
         Directors and Officers of DME              Exhibit 2.4
         DME Financial Statements                   Exhibit 2.5
         Material Contracts                         Exhibit 2.12
         Directors and Officers of Pride
         Automotive Group                           Exhibit 3.4
         Pride Automotive Group November 30, 1998
         Report on Form 10-KSB

                                    AGREEMENT

     AGREEMENT, made as of the 30th day of March, 1999, by and among Pride Automotive Group, Inc., a Delaware corporation ("Pride Automotive Group"), Digital Mafia Enterprises, LLC, a New Jersey Limited Liability Corporation ("DME") and the shareholders of DME, Inc. (the "Shareholders").

     WHEREAS, Pride Automotive Group desires to acquire all of the issued and outstanding shares and/or membership interests of DME, in exchange for an aggregate of 14,800,000 authorized but unissued shares of the common stock, $.001 par value, of Pride Automotive Group (the "Exchange Stock"); and

     WHEREAS, the Shareholders desire to exchange their DME shares for the Exchange Stock as set forth herein; and

     WHEREAS, DME desires to assist Pride Automotive Group in a business combination which will result in the Shareholders of DME owning approximately 66% of the then issued and outstanding shares of Pride Automotive Group's Common Stock and Pride Automotive Group owning 100% of the issued and outstanding shares of DME's Capital Stock;

     NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                             Exchange of Securities

     1.1 Issuance of Shares. Subject to all of the terms and conditions of this Agreement, Pride Automotive Group agrees to issue to Shareholders 14,800,000 shares the Exchange Stock in exchange for all of the outstanding shares of DME capital stock owned by the Shareholders. The Exchange Stock will be issued directly to the Shareholders of DME on the Closing Date, subject to the tender of their respective DME stock certificates to Pride Automotive Group, duly endorsed in blank.

     1.2 Exemption from Registration. The parties hereto intend that the Common Stock to be issued by Pride Automotive Group to the Shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder.

                                    ARTICLE 2

     Representations and Warranties of DME

     DME and Darien Dash (Darien Dash ["Dash"] being hereinafter referred to as the "Principal Shareholder") represents to Pride Automotive Group that:

     2.1 Organization. DME is a corporation duly organized and validly existing and in good standing under the laws of New Jersey and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

     2.2 Capital. The authorized capital stock of DME is as set forth on the annexed exhibit 2.2, a copy of which is annexed hereto and made a part hereof. The shares currently outstanding are owned by the Shareholders of DME as set forth in Exhibit 2.1 hereto. All of the issued and outstanding shares of DME are duly and validly issued, fully paid, and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities, or other agreements or commitments obligating DME to issue or to transfer from treasury any additional shares of its capital stock of any class.

     2.3 Subsidiaries. As of the date of this Agreement, DME does not have any subsidiaries or own any interest in any other enterprise.

     2.4 (a) Directors and Officers. Exhibit 2.4 to this Agreement, the text of which is incorporated herein by reference, contains the names and titles of all directors and officers of DME as of the date of this Agreement.

     2.5 (b) Financial Statements. The current DME audited financial statements as of December 31, 1998, which are annexed hereto as Exhibit 2.5 and have been delivered to Pride Automotive Group prior to the Closing, are complete, accurate and fairly present the financial condition of DME as of the date thereof and the results of operations for the period then ended. Since December 31, 1998, the business of DME has been operated only in the normal course.

     There are no material liabilities, either fixed or contingent, not reflected in such financial statements other than contracts or obligations in the ordinary and usual course of business; and no such contracts or obligations in the usual course of business constitute liens or other liabilities which, if disclosed, would materially alter the financial condition of DME as reflected in such financial statements. The financial statements of DME are incorporated herein by reference and deemed to be a part hereof.

     2.6 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, Pride Automotive Group and/or its attorneys shall have the opportunity to meet with accountants and attorneys of DME to discuss the financial condition of DME. DME shall make available to Pride Automotive Group and/or its attorneys all books and records of DME. If the transaction contemplated hereby is not completed, all documents received by Pride Automotive Group and/or its attorneys shall be returned to DME and all information so received shall be treated as confidential.

     2.7 Compliance with Laws. DME has complied with and are not in violation of applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable building, zoning or other law, ordinance or regulation) affecting its properties or the operation of its business. All Federal and State income tax returns required to be filed by DME have been filed and all required taxes have been paid or an adequate reserve therefor has been established in the financial statements. DME's tax returns have not been audited by any authority empowered to do so.

     2.8 Litigation. Neither DME nor Dash is a party to any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the best knowledge of DME and the Principal Shareholder, threatened against or affecting DME or Dash, their assets or financial condition, except for matters which would not have a material effect on DME, Dash or their respective properties. Neither DME nor Dash is in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it. Neither DME nor Dash is engaged in any lawsuits to recover any material amount of moneys due to DME or Dash.

     2.9 Authority. The Board of Directors of DME has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and upon obtaining any necessary shareholder approval, DME will have full power and authority to execute, deliver and perform this Agreement and this Agreement will be a legal, valid and binding obligation of DME, enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     2.10 Ability to Carry Out Obligations. The execution and delivery of this Agreement by DME and the performance by DME of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreement or instrument to which DME or Dash is a party or by which either party may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would permit any party to any agreement or instrument, to terminate it or to accelerate the maturity of any indebtedness or other obligation of DME or Dash; or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of DME or Dash.

     2.11 Full Disclosure. None of the representations and warranties made by DME and the Principal Shareholder herein, or in any exhibit, certificate or memorandum furnished or to be furnished by DME, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

     2.12 Material Contracts. Neither DME nor Dash has any material contracts to which either is a party or by which they are bound, except for those agreements set forth on the annexed hereto as Exhibit 2.12.

     2.13 Indemnification. DME and the Principal Shareholder agree to defend and hold harmless Pride Automotive Group, its officers and directors against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney's fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of or failure by DME to perform any of its respective representations, warranties, covenants and agreements in this Agreement or in any exhibit or other instrument furnished or to be furnished by DME under this Agreement.

     2.14 Transactions with Officers and Directors. Except as otherwise disclosed in DME's financial statements dated December 31, 1998 and delivered to Pride Automotive Group, there have been, and through the date of Closing there will be (1) no bonuses or unusual compensation to any of the officers or directors of DME; (2) no loans, leases or contracts made to or with any of the officers or directors of DME; (3) no dividends or other distributions declared or paid by DME; and (4) no purchases by DME of any of its capital shares.

     2.15 Background of Officers and Directors. During the past five year period, no officer or director of DME has been the subject of:

     (a) A petition under the Federal Bankruptcy laws or any other insolvency law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

     (b) A conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

     (c) Any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

     (i) Acting as a futures commission merchant, introducing broker, commodities trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

     (ii) Engaging in any type of business practice; or

     (iii) Engaging in any activity in connection with the purchase and sale of any security or commodity or in connection with any violation of Federal, State or other securities law or commodities law.

     (d) Any order, judgment, decree, not subsequently reversed, suspended or vacated, of any Federal, State or local authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

     (e) a finding by any court of competent jurisdiction in a civil action or by the United States Securities and Exchange Commission to have violated any securities law, and the judgment in such civil action or finding by such Commission has not been subsequently reversed, suspended or vacated; or

     (f) a finding by any court of competent jurisdiction in a civil action or by the United States Commodity Futures Trading Commission to have violated any commodities law, and the judgment in such civil action or finding by such Commission has not been subsequently reversed, suspended or vacated.

     2.16 Employee Benefits. DME does not have any pension plan, profit sharing or similar employee benefit plan.

                                    ARTICLE 3

     Representations and Warranties of Pride Automotive Group

     Pride Automotive Group represents and warrants to DME that:

     3.1 Organization. Pride Automotive Group is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all necessary corporate powers to own properties and to carry on business.

     3.2 Capital. The authorized capital stock of Pride Automotive Group consists of 10,000,000 shares of Common Stock, par value $.001 per share and 2,000,000 shares of Preferred Stock, par value $.01 per share, which may be issued in one or more series at the discretion of the board of directors. As of the date of this Agreement, there were 2,822,500 shares of Common Stock outstanding, all of which were fully paid and non-assessable. Except for the Options owned by those persons identified in the Report on Form 10-KSB of Pride Automotive Group for the year ended November 31, 1998, the Underwriters' Warrants issued in connection with Pride Automotive Group's initial public offering and the 1,300,000 Warrants which were sold in the Pride Automotive Group initial offering, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Pride Automotive Group to issue or to transfer from treasury any additional shares of its capital stock of any class.

     3.3 Subsidiaries. Pride Automotive Group has does not have any subsidiaries or own any interest in any other enterprise (whether or not such enterprise is a corporation) except for those entities identified on Exhibit 3.3, annexed hereto and made a part hereof. Notwithstanding the foregoing, Pride Automotive Group has agreed to sell its interest in PMS and in Automotive to Pride, Inc. for the sum of $1.00 at the Closing of this transaction.

     3.4 Directors and Officers. Exhibit 3.4, annexed hereto and hereby incorporated herein by reference, contains the names and titles of all directors and officers of Pride Automotive Group as of the date of this Agreement. All of such officers and directors shall resign at the Closing.

     3.5 Financial Statements. Exhibit 3.5, annexed hereto and incorporated herein by reference, consists of the Pride Automotive Group audited financial statements as of November 30, 1998.

     3.6 Changes Since November 30, 1998. Since November 30, 1998, there has been a change in the financial condition and operations of Pride Automotive Group, to the extent that it's PMS subsidiary has sold the majority of its leasing assets, has agreed to sell its interest in PMS and Automotive for $1.00 and has generally discontinued active business operations.

     3.7 Absence of Undisclosed Liabilities. As of September 30, 1991, Pride Automotive Group did not have any material debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected in Pride Automotive Group's balance sheet as of November 30, 1998. There have been no new liabilities incurred since November 30, 1998, except for those incurred in the ordinary course of business and in connection with this transaction.

     3.8 Tax Returns. Within the times and in the manner prescribed by law, Pride Automotive Group has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in the balance sheet included in Exhibit 3.5 is adequate for any and all federal, state, county and local taxes for the period ending on the date of such balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by Pride Automotive Group.

     3.9 Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, DME shall have the opportunity to meet with Pride Automotive Group's accountants and attorneys to discuss the financial condition of Pride Automotive Group. Pride Automotive Group shall make available to DME all books and records of Pride Automotive Group.

     3.10 Trade Names and Rights. Pride Automotive Group does not use any trademark, service mark, trade name, or copyright in its business, or own any trademarks, trademark registrations or applications. To the best knowledge of Pride Automotive Group, no person owns any trademark, trademark registration or application, service mark, trade name, copyright, or copyright registration or application the use of which is necessary or contemplated in connection with the operation of Pride Automotive Group's business.

     3.11 Compliance with Laws. Pride Automotive Group has complied with and is not in violation of applicable federal, state or local statutes, laws or regulations (including, without limitation, any applicable building, zoning, securities or other law, ordinance, or regulation) affecting its properties or the operation of its business.

     3.12 Litigation. Pride Automotive Group is not a party to any suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of Pride Automotive Group, threatened against or affecting Pride Automotive

Group or its business, assets or financial condition, except for litigation in the amount of $95,000 relating to the non-payment of an overdue promissory note. Pride Automotive Group also in default with respect to an additional $1,615,000 of notes and owes non-trade debt of approximately $364,000, which debt shall be satisfied at the Closing by the issuance of 728,000 shares of common stock. Pride Automotive Group shall additionallY offer holders of said $1,700,000 of overdue notes the right to convert same to 3,400,000 shares of common stock on or before the Closing. Pride Automotive Group is not engaged in any legal action to recovery moneys due to it.

     3.13 Authority. The Board of Directors and Shareholders of Pride Automotive Group have authorized the execution of this Agreement and the transactions contemplated herein, and Pride Automotive Group has full power and authority to execute, deliver and perform this Agreement and this Agreement is the legal, valid and binding obligation of Pride Automotive Group, is enforceable in accordance with its terms and conditions, except as may be limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     3.14 Ability to Carry Out Obligations. The execution and delivery of this Agreement by Pride Automotive Group and the performance by Pride Automotive Group of its obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-laws, or other agreement or instrument to which Pride Automotive Group is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required; (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of Pride Automotive Group; or (c) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of Pride Automotive Group.

     3.15 Validity of Pride Automotive Group Shares. The shares of Pride Automotive Group Common Stock to be delivered pursuant to this Agreement, when issued in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

     3.16 Full Disclosure. None of the representations and warranties made by Pride Automotive Group herein, or in any exhibit, certificate or memorandum furnished or to be furnished by Pride Automotive Group, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

     3.17 Assets. Pride Automotive Group has good and marketable title to all of its property free and clear of any and all liens, claims and encumbrances, except as disclosed in its financial statements.

     3.18 Material Contracts. Except as otherwise disclosed in this agreement and in its Report on From 10-KSB for the period ended November 30, 1998, Pride Automotive Group has no material contracts to which it is a party or by which it is bound.


                                    ARTICLE 4

                 Representations and Warranties of Shareholders

     4.1 Share Ownership. Each Shareholder represents that he holds shares of DME's common stock as set forth in Exhibit 2.2 hereof, and that such shares are owned of record and beneficially by such shareholder, and such shares are not subject to any lien, encumbrance or pledge, and are restricted securities as defined in Rule 144 of the Securities Act of 1933. Each Shareholder severally represents that he holds authority to exchange his shares pursuant to this Agreement.

     4.2 Investment Intent. Each Shareholder understands and acknowledges that the shares of Exchange Stock are being offered for exchange in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933 for non-public offerings; and each Shareholder makes the following representations and warranties with the intent that same may be relied upon in determining the suitability of each such shareholder as a purchaser of securities:

     (a) Each such Shareholder acknowledges that the Exchange Stock being acquired solely for the account of such Shareholder, for investment purposes only, and not with a view towards or for sale in connection with any distribution thereof, and with no present intention of distributing or re-selling any part of the Exchange Stock;

     (b) Each Shareholder agrees not to dispose of his Exchange Stock, or any portion thereof unless and until counsel for Pride Automotive Group shall have determined that the intended disposition is permissible and does not violate the Securities Act of 1933 or any applicable state securities laws, or the rules and regulations thereunder;

     (c) Each Shareholder acknowledges that Pride Automotive Group has made all documentation pertaining to all aspects of the herein transaction available to him and to his qualified representatives, if any, and has offered such person or persons an opportunity to discuss such transaction with the officers of Pride Automotive Group;

     (d) Each Shareholder represents that he has relied solely upon Pride Automotive Group's Report on Form 10-KSB for the period ended November 30, 1998 and independent investigations made by such Shareholder or his representatives, if any;

     (e) Each Shareholder represents that he is knowledgeable and experienced in making and evaluating investments of this nature and desires to acquire the Exchange Stock on the terms and conditions herein set forth;

     (f) Each Shareholder represents that he is able to bear the economic risk of an investment, as a result of the herein transaction, in the Exchange Stock;

     (g) Each Shareholder represents that he understands that an investment in the Exchange Stock is not liquid, and each Shareholder represents that he has adequate means of providing for his current needs and personal contingencies and has no need of liquidity in this investment; and

     (h) Each shareholder represents that he is an "accredited investor" as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933.

     4.3 Indemnification. Each Shareholder recognizes that the offer of the Exchange Stock to him is based upon the representations and warranties made by such Shareholder set forth and contained herein and each Shareholder hereby agrees to indemnify and hold harmless Pride Automotive Group against all liability, costs or expenses (including reasonable attorney's fees) arising as a result of any misrepresentations made herein by such Shareholder.

     4.4 Legend. Each Shareholder agrees that the certificates evidencing the Exchange Stock acquired pursuant to this Agreement will have a legend placed thereon stating that the securities have not been registered under the Act or any state securities laws and setting forth or referring to the restrictions on transferability and sale of such securities.


                                    ARTICLE 5

                                    Covenants

     5.1 Investigative Rights. From the date of this Agreement until the Closing Date, Pride Automotive Group and DME shall provide to each other, and such other party's counsels, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice of each party's properties, books, contracts, commitments and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning each party's affairs as the other party may reasonably request.

     5.2 Conduct of Business. Prior to the Closing, Pride Automotive Group and DME shall each conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the other party except in the regular course of business or as part of the transactions contemplated hereby. Neither Pride Automotive Group nor DME shall amend its Articles of Incorporation or By-laws, declare dividends, redeem or sell stock or other securities, incur additional or newly funded liabilities, acquire or dispose of fixed assets, change employment terms, enter into any material or long term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

                                    ARTICLE 6

          Conditions Precedent to Pride Automotive Group's Performance

     6.1 Conditions. Pride Automotive Group's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 6. Pride Automotive Group may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such wavier of a condition shall constitute a waiver by Pride Automotive Group of any other condition or of any of Pride Automotive Group's other rights or remedies, at law or in equity, if DME or the Shareholders shall be in default of any of their representations, warranties or covenants under this Agreement.

     6.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Shareholders and DME in this Agreement or in any written statement that shall be delivered to Pride Automotive Group by DME under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     6.3 Performance. DME shall have performed, satisfied, and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     6.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against DME or Dash on or before the Closing Date.

     6.5 Acceptance by DME Shareholders. The holders of an aggregate of not less than 100% of the issued and outstanding shares of common stock of DME shall have agreed to exchange their shares for shares of the Exchange Stock.

     6.6 Officer's Certificate. DME shall have delivered to Pride Automotive Group a certificate, dated the Closing Date, and signed by the President and Secretary of DME, certifying that each of the conditions specified in Sections
6.2 through 6.5 hereof have been fulfilled.

     6.7 Opinion of Counsel to DME. DME shall have delivered to Pride Automotive Group an opinion of its counsel, dated the Closing date, to the effect that:

     (a) DME is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets
owned  by  it  or  the  nature  of  the  business   transacted  by  it  requires
qualification;

     (b) To the best knowledge of such legal counsel, the execution and delivery by DME of this Agreement and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not conflict with or result in the breach of any term or provision of DME's certificate of incorporation or by-laws or constitute a default or give rise to a right of termination, cancellation or acceleration under any material mortgage, indenture, deed of trust, license agreement or other obligation, or violate any court order, writ, injunction or decree applicable to DME, or their properties or assets;

     (c) The  authorized  capital  stock of DME is as set  forth on the  annexed exhibit 2.2, a copy of which is annexed hereto and made a part hereof. All issued and outstanding shares are legally issued pursuant to an exemption from registration under Federal and State securities laws, are fully paid and non-assessable and not issued in violation of the preemptive rights of any person. There are no other outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating DME to issue any additional shares of any class of its capital stock.

     (d) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of DME, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

     (e) To the best knowledge of such counsel, there are no actions, suits or proceedings pending or threatened by or against DME or Dash, or affecting DME or Dash or their properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

                                    ARTICLE 7

                             Conditions Precedent to
                       DME's and Shareholders' Performance

     7.1 Conditions. DME's and Shareholders' obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Article 7. DME and Shareholders may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by DME and Shareholders of any other condition or of any of DME's and Shareholders' rights or remedies, at law or in equity, if Pride Automotive Group shall be in default of any of its representations, warranties or covenants under this Agreement.

     7.2 Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by Pride Automotive Group in this Agreement or in any written statement that shall be delivered to DME and Shareholders by Pride Automotive Group under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

     7.3 Performance. Pride Automotive Group shall have performed, satisfied, and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date.

     7.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against Pride Automotive Group on or before the Closing Date, except as disclosed herein.

     7.5 Current Status. Pride Automotive Group shall have prepared and filed with the Securities and Exchange Commission its Annual Report on Form 10-KSB for the period ended November 30, 1998.

     7.6 Directors of Pride Automotive Group. Effective on the Closing, Pride Automotive Group shall cause persons nominated by DME to be elected to the Board of Directors. All of the current Officers and Directors of Pride Automotive Group shall have submitted their resignations as Directors and Officers of Pride Automotive Group effective on the Closing of this transaction.

     7.7 Officers of Pride Automotive Group. Effective on the Closing, Pride Automotive Group shall have elected new officers of Pride Automotive Group to consist of the following persons:

                             President and Treasurer
                                    Secretary
                                 Vice-President

     7.8 Conversion of Debt. At the Closing, Pride Automotive Group shall have debt to noteholders of not more than $1,300,000, with the remainder of such notes being converted to shares of common stock as set forth herein.

     7.9 Officers' Certificate. Pride Automotive Group shall have delivered to DME and Shareholders a certificate, dated the Closing Date and signed by the President of Pride Automotive Group certifying that each of the conditions specified in Sections 7.2 through 7.8 have been fulfilled.

     7.10 Opinion of Counsel. Pride Automotive Group shall have delivered to Stockholders an opinion of its counsel dated the Closing Date to the effect that:

     (a) Pride Automotive Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

     (b) To the best knowledge of Counsel, the authorized capitalization of Pride Automotive Group consists of 10,000,000 shares of common stock, par value $.001. As of the date of this Agreement there were 2,822,500 shares of common stock issued and outstanding (exclusive of the shares to be issued pursuant to this Agreement, to creditors and noteholders). All issued and outstanding shares as of the date of this Agreement are legally issued, fully paid and non-assessable and not issued in violation of the preemptive rights of any person; and

     (d) This Agreement has been duly and validly authorized, executed and delivered and constitutes the legal and binding obligation of Pride Automotive Group, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.


                                    ARTICLE 8

                                     Closing

     8.1 Closing. The Closing of this transaction shall be held at the offices of Lampert, Lampert & Ference, Esqs., 135 West 50th Street, New York, New York 10020, or such other place as shall be mutually agreed upon, on April 25, 1999 or such other date as shall be mutually agreed upon by the parties. At the
Closing:

     (a) Shareholders shall present the certificates representing their shares of DME being exchanged to Pride Automotive Group, and such certificates will be duly endorsed with signature guaranteed;

     (b) Shareholders shall receive a certificate or certificates representing the number of shares of Pride Automotive Group Common Stock for which the shares of DME common stock shall have been exchanged;

     (c) Pride  Automotive  Group shall  deliver an  officer's  certificate,  as described in Section 7.9 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of Pride Automotive Group are true and correct as of, or have been fully performed and complied with by, the Closing Date;

     (d) Pride Automotive Group shall deliver an opinion of its counsel, as described in Section 7.10 hereof, dated the Closing Date;

     (e) Pride Automotive Group shall deliver a resolution of its Board of Directors of Pride Automotive Group approving this Agreement and each matter to be approved by the Directors of Pride Automotive Group under this Agreement;

     (f) DME shall deliver an officer's certificate, as described in Section 6.6 hereof, dated the Closing Date, that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of DME are true and correct as of, or have been fully performed and complied with by, the Closing Date.

     (g) DME shall  deliver an opinion of its  counsel,  as described in Section
6.7 hereof, dated the Closing Date;

     (h) DME shall deliver resolutions of its Board of Directors approving this Agreement and each matter to be approved by the Directors of DME under this Agreement; and

     (i) Pride Automotive Group shall deliver to Mason Hill & Co., Inc. a certificate for 740,000 shares of Common Stock pursuant to Article 9.8 of this Agreement.

                                    ARTICLE 9

                                  Miscellaneous

     9.1 Captions and Headings. The Article and paragraph headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

     9.2 No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but it can be changed by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     9.3 Non-Waiver. Except as otherwise expressly provided herein, no waiver of any covenant, condition or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions; (ii) the acceptance of performance of anything required by this Agreement to be performed with knowledge of the breach of failure of a covenant, condition or provision hereof shall not be deemed a waiver of such breach or failure; and (iii) no waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach.

     9.4 Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

     9.5 Choice of Law. This Agreement and its application shall be governed by the laws of the State of New York.

     9.6 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

         To Pride Automotive Group, Inc.:

         Mr. Alan Lubinsky, President
         Pride Automotive Group, Inc.
         Pride House
         Watford Metro Centre, Tolpits Lane
         Watford Hertfordshire
         WD1 8SB England

         To Digital Mafia Enterprises, LLC:

         Mr. Darien Dash, President
         Digital Mafia Entertainment, LLC
         519 Palisades Avenue
         Englewood Cliffs, New Jersey 07632

     9.8 Brokers. The parties hereto represent and agree that Mason Hill & Co., Inc. has acted as a broker and consultant with respect to the aforesaid exchange for stock and that no finder's fee has been paid or is payable by any party hereto, except that a fee of 740,000 shares of Pride Automotive Group's Common Stock is payable by Pride Automotive Group to Mason Hill & Co., Inc. at the Closing. Each of the parties hereto shall indemnify and hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against it as a result of its dealings, arrangements or agreements with any such broker or person.

     9.9 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

     9.10 Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

     9.11 Announcements. Pride Automotive Group and DME will consult and cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customers or suppliers.

     9.12 Expenses. Each party will pay its own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not the transaction contemplated hereby is consummated. In no event shall one party be liable for any of the expenses of the other party.

     9.13 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing provided for in it, shall survive the Closing irrespective of any investigation made by or on behalf of any party.

     9.14 Exhibits. As of the execution hereof, the parties hereto have provided each other with the Exhibits provided for hereinabove, including any items referenced therein or required to be attached thereto. Any material changes to the Exhibits shall be immediately disclosed to the other party.

     WHEREFORE, the above agreement is hereby agreed to and accepted as of the date first above written.


PRIDE AUTOMOTIVE GROUP, INC.


By:
Alan Lubinsky, President


DIGITAL MAFIA ENTERPRISES, LLC


By:
Darien Dash, President

(d:\pride\exchange.agt)


SHAREHOLDERS                                NUMBER OF DME              NUMBER OF PRIDE
                                            SHARES                     AUTOMOTIVE GROUP

























(d:\pride\exchange.agt)

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                          PRIDE AUTOMOTIVE GROUP, INC.


     The undersigned, being the President and Secretary of PRIDE AUTOMOTIVE GROUP, INC., a corporation existing under the laws of the State of Delaware, does hereby certify under the seal of the said corporation as follows:

     1. The name of the Corporation (hereinafter referred to as the "Corporation") is PRIDE AUTOMOTIVE GROUP, INC. The date of filing the original certificate of incorporation with the Secretary of State of Delaware was March 20, 1995.

     2. The amendment of the Certificate of Incorporation of the corporation effected by this certificate of amendment is to (i) change the name of the Corporation to Digital Mafia Enterprises, Inc.; and (ii) to amend the authorized capital of the Company to increase the number of authorized shares of common stock from 10,000,000 to 30,000,000

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

     The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

     4. Article "FIRST" of the certificate of incorporation of the Corporation, is hereby amended herein to be and read as follows:

     "FIRST: The name of the Corporation is Digital Mafia Enterprises, Inc."

     5. Article "FOURTH (A)" of the certificate of incorporation of the Corporation, is hereby amended herein to be and read as follows:

                  "FOURTH: CAPITAL STOCK

                  (A). Authorized Capital Stock. The total number of shares of all classes of stock which this Corporation shall have authority to issue is THIRTY TWO MILLION (32,000,000) shares, consisting of THIRTY MILLION (30,000,000) shares of common stock, $.001 par value per share (hereinafter the "Common Stock"), and TWO MILLION (2,000,000) shares of Preferred Stock, $.01 par value per share (hereinafter the "Preferred Stock").

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation to be signed by Alan Lubinsky, its President and Secretary, this 30th day of April, 1999.


PRIDE AUTOMOTIVE GROUP, INC.



By: _______________________________
     Alan Lubinsky,
     President and Secretary

                                        2